EXHIBIT 99.1

ACADIA Announces U.S. FDA Accepted for Filing the

Supplemental New Drug Application for NUPLAZID® (pimavanserin) for the

Treatment of Hallucinations and Delusions Associated with Dementia-Related Psychosis

- If approved, NUPLAZID would be the first and only treatment indicated for dementia-related psychosis

- Prescription Drug User Fee Act (PDUFA) date set for April 3, 2021

- Conference call and webcast to be held today at 4:30 p.m. Eastern Time

SAN DIEGO – July 20, 2020 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD) today announced that the U.S. Food and Drug Administration (FDA) has accepted for filing its supplemental New Drug Application (sNDA) for NUPLAZID® (pimavanserin) for the treatment of hallucinations and delusions associated with dementia-related psychosis (DRP).

“We are pleased that the FDA has accepted our sNDA for filing and we will be working closely with the FDA to facilitate completion of the review in a timely manner,” said Steve Davis, ACADIA’s Chief Executive Officer. “If approved, NUPLAZID would be the first therapy indicated for the treatment of hallucinations and delusions associated with dementia-related psychosis. We look forward to potentially bringing this important treatment advancement to patients, caregivers and physicians.”

The FDA has assigned a standard review with a PDUFA (Prescription Drug User Fee Act) action date of April 3, 2021. The FDA has also informed the company that it has not identified any potential review issues at this point in their evaluation and at this time they are not planning to hold an Advisory Committee meeting.

Dementia is highly prevalent, affecting approximately 8 million people in the U.S., and is expected to grow as the population ages. Approximately 30 percent, or 2.4 million people, experience dementia-related psychosis and only half of them, or 1.2 million, are diagnosed and treated1,2.

The sNDA is supported by results from the pivotal Phase 3 HARMONY study, which met its primary endpoint, demonstrating that pimavanserin significantly reduced the risk of relapse of psychosis by 2.8 fold compared to placebo (hazard ratio = 0.353; one-sided p=0.0023). The sNDA also includes positive efficacy results from two additional placebo-controlled studies, both of which met their respective primary endpoints: The Phase 2 (-019) study in patients with Alzheimer’s disease psychosis and the Phase 3 (-020) study in patients with Parkinson’s disease psychosis. The sNDA includes a large safety database from completed and ongoing studies representing over 1500 patients with neurodegenerative disease.

NUPLAZID was approved in the U.S. in 2016 as the first and only treatment for hallucinations and delusions associated with Parkinson’s disease psychosis. Pimavanserin was granted Breakthrough Therapy Designation by the FDA for the treatment of hallucinations and delusions associated with DRP in October 2017.

Conference Call and Webcast Information

ACADIA will provide a corporate update via conference call and webcast today at 4:30 p.m. Eastern Time. The conference call can be accessed by dialing 855-638-4820 for participants in the U.S. or Canada and 443-877-4067 for international callers (reference passcode 1486597). A telephone replay of the conference call may be accessed through July 27, 2020 by dialing 855- 859-2056 for callers in the U.S. or Canada and 404-537-3406 for international callers (reference passcode 1486597). The conference call will also be webcast live on ACADIA’s website, www.acadia-pharm.com, in the investors section and will be archived there until August 20, 2020.

About HARMONY

HARMONY was a Phase 3 study designed to evaluate the efficacy and safety of pimavanserin for the treatment of hallucinations and delusions associated with dementia-related psychosis across a broad population of patients with the most common clinically diagnosed subtypes of dementia including: Alzheimer’s disease, dementia with Lewy bodies, Parkinson’s disease dementia, vascular dementia, and frontotemporal dementia spectrum disorders. A total of 392 patients were enrolled in the study, with an average age of 74.5 years and a mean Mini-Mental State Examination (MMSE) score of 16.7. The primary endpoint in the study was time to relapse in the double-blind period as represented by the Kaplan-Meier curve and the hazard ratio. Top-line results were presented at the Clinical Trials on Alzheimer’s Disease (CTAD) Meeting in December 2019.

The HARMONY study included a 12-week open-label stabilization period during which patients with dementia-related psychosis began treatment with pimavanserin 34 mg once daily. In the open-label period, a significant majority (61.8%) of eligible subjects (N=351) met the sustained treatment response criteria at Week 8 and Week 12 and entered the double-blind period. Following the open-label period, patients who met pre-specified criteria for treatment response were then randomized into the double-blind period of the study to continue their pimavanserin dose (34 mg or 20 mg per day) or switched to placebo and followed for up to 26 weeks or until a relapse of psychosis occurred. Pimavanserin met its primary endpoint and was stopped at the pre-planned interim analysis for positive efficacy, demonstrating that pimavanserin significantly reduced the risk of relapse of psychosis by 2.8 fold compared to placebo (hazard ratio = 0.353; one-sided p=0.0023).

Pimavanserin was well-tolerated over the entire nine-month study duration, and pimavanserin treatment was not associated with a decline in cognition, as measured by the MMSE score, or the onset or worsening of extrapyramidal symptoms, as measured by the Extrapyramidal Symptom Rating Scale A (ESRS-A) score, compared to placebo. In the double-blind period, low rates of adverse events were observed, 41.0% of patients on pimavanserin and 36.6% on placebo. Discontinuations in the double-blind period due to adverse events were low, 2.9% for pimavanserin and 3.6% for placebo. Rates of serious adverse events were also low, 4.8% in the pimavanserin group and 3.6% in the placebo group. One death was reported in the open-label period and one death was reported in the pimavanserin group during the double-blind period. Investigators determined neither death was related to the study drug.

About Dementia-Related Psychosis

Approximately 8 million people in the United States are living with dementia, a condition with a core feature of declining cognition (changes in memory, decision-making abilities, language, etc.) resulting in functional impairment. Dementia is a manifestation of an underlying condition which is often progressive and neurodegenerative in nature.3 In addition to cognitive decline, dementing illnesses almost universally lead to neuropsychiatric symptoms, including hallucinations, delusions, and changes in behavior.

It is estimated that 2.4 million Americans (or 30% of people with dementia) experience dementia-related hallucinations and delusions1,2. These symptoms may be frequent and severe and may recur over time. A hallucination is defined as a perception-like experience that occurs without an external stimulus and is sensory (seen, heard, felt, tasted, sensed) in nature. A delusion is defined as a false, fixed belief that is resolutely held despite evidence to the contrary. Dementia-related psychosis occurs in many types of dementia, including Alzheimer’s disease, dementia with Lewy bodies, Parkinson’s disease dementia, vascular dementia, and frontotemporal dementia. Serious consequences have been associated with psychosis in patients with dementia, such as repeated hospital admissions, increased likelihood of nursing home placement, faster progression of dementia, and increased risk of morbidity and mortality4.

About Pimavanserin

Pimavanserin is a selective serotonin inverse agonist and antagonist preferentially targeting 5-HT2A receptors. These receptors are thought to play an important role in neuropsychiatric disorders. In vitro, pimavanserin demonstrated no appreciable binding affinity for dopamine (including D2), histamine, muscarinic, or adrenergic receptors. Pimavanserin was approved for the treatment of hallucinations and delusions associated with Parkinson’s disease psychosis by the U.S. Food and Drug Administration in April 2016 under the trade name NUPLAZID®. ACADIA submitted a supplemental new drug application (sNDA) for pimavanserin for the treatment of hallucinations and delusions associated with dementia-related psychosis on June 3, 2020. The FDA has accepted for filing the sNDA for DRP with a PDUFA date of April 3, 2021. NUPLAZID is not approved for dementia-related psychosis. In addition, ACADIA is developing pimavanserin in other neuropsychiatric conditions.

About ACADIA Pharmaceuticals

ACADIA is a biopharmaceutical company focused on the development and commercialization of innovative medicines to address unmet medical needs in central nervous system disorders. ACADIA has developed and commercialized the first and only medicine approved for the treatment of hallucinations and delusions associated with Parkinson’s disease psychosis. ACADIA’s development efforts are focused on pimavanserin for additional neuropsychiatric conditions, trofinetide for Rett syndrome, and an early-stage muscarinic receptor program. This press release and further information about ACADIA can be found at: www.acadia-pharm.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to, statements related to pimavanserin as a potential treatment for the hallucinations and delusions associated with dementia-related psychosis, the expected growth in patients with dementia and other statements that are not historical facts. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development, and approval and commercialization. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2019 as well as ACADIA’s subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Important Safety Information and Indication for NUPLAZID (pimavanserin)

Indication

NUPLAZID is indicated for the treatment of hallucinations and delusions associated with Parkinson’s disease psychosis.

Important Safety Information

WARNING: INCREASED MORTALITY IN ELDERLY PATIENTS WITH DEMENTIA-RELATED PSYCHOSIS

•	Elderly patients with dementia-related psychosis treated with antipsychotic drugs are at an increased risk of death.

•	NUPLAZID is not approved for the treatment of patients with dementia-related psychosis unrelated to the hallucinations and delusions associated with Parkinson’s disease psychosis.

•

Contraindication: NUPLAZID is contraindicated in patients with a history of a hypersensitivity reaction to pimavanserin or any of its components. Rash, urticaria, and reactions consistent with angioedema (e.g., tongue swelling, circumoral edema, throat tightness, and dyspnea) have been reported.

•	Warnings and Precautions: QT Interval Prolongation

•

NUPLAZID prolongs the QT interval. The use of NUPLAZID should be avoided in patients with known QT prolongation or in combination with other drugs known to prolong QT interval including Class 1A antiarrhythmics or Class 3 antiarrhythmics, certain antipsychotic medications, and certain antibiotics.

•

NUPLAZID should also be avoided in patients with a history of cardiac arrhythmias, as well as other circumstances that may increase the risk of the occurrence of torsade de pointes and/or sudden death, including symptomatic bradycardia, hypokalemia or hypomagnesemia, and presence of congenital prolongation of the QT interval.

•

Adverse Reactions: The common adverse reactions (≥2% for NUPLAZID and greater than placebo) were peripheral edema (7% vs 2%), nausea (7% vs 4%), confusional state (6% vs 3%), hallucination (5% vs 3%), constipation (4% vs 3%), and gait disturbance (2% vs <1%).

•	Drug Interactions:

•	Coadministration with strong CYP3A4 inhibitors (e.g., ketoconazole) increases NUPLAZID exposure. Reduce NUPLAZID dose to 10 mg taken orally as one tablet once daily.

•	Coadministration with strong or moderate CYP3A4 inducers reduces NUPLAZID exposure. Avoid concomitant use of strong or moderate CYP3A4 inducers with NUPLAZID.

Dosage and Administration

Recommended dose: 34 mg capsule taken orally once daily, without titration.

NUPLAZID is available as 34 mg capsules and 10 mg tablets.

Please read the full Prescribing Information including Boxed WARNING.

References

[1]	Plassman BL, et al. Prevalence of dementia in the United States: The Aging Demographics, and Memory study. Neuroepidemiology. 2007;29(1-2):125-132.
[2]	2017 Alzheimer’s Disease Facts and Figures and ACADIA market research.
[3]	Dementia. (2019, September 19). Retrieved from https://www.who.int/news-room/fact-sheets/detail/dementia.
[4]

Connors MH et al. Am J Geriatr Psychiatry 2018;26(3). Peters ME et al. Am J Psychiatry 2015;172(5). Haupt M et al. Int J Geriatr Psychiatry 1996;11(11). Naimark D et al. J Am Geriatr Soc 1996;44(3). Stern Y et al. Neurology 1994;44(12).

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